                                                                                            Exhibit 99.1

News Release

AGL Resources Reports Third-Quarter 2008 Results and Declares Quarterly Dividend

•	3Q 2008 GAAP diluted earnings per share (EPS) of $0.85 compared to $0.17 for third quarter 2007

•	Year-to-date GAAP diluted EPS $1.87 compared to $1.87 for the prior year period

•
3Q 2008 earnings, excluding the impact of hedge gains and losses and inventory valuation adjustments at both the wholesale services and retail energy operations operating segments, were $0.28 per diluted share vs. $0.09 per diluted share for the prior-year period

•	Year-to-date earnings, excluding hedge gains and inventory valuation adjustments, were $1.87 per diluted share as compared to $1.77 diluted EPS for the prior-year period

ATLANTA – October 30, 2008 – AGL Resources Inc. (NYSE: ATG) today reported net income of $65 million, or $0.85 per diluted share, for the third quarter of 2008, compared with net income of $13 million, or $0.17 per diluted share, reported for the third quarter of 2007.

Third-quarter earnings, excluding the impact of derivative hedge gains and natural gas inventory lower-of-cost-or-market valuation adjustments in the company’s wholesale services segment, and excluding similar natural gas inventory valuation adjustments in the retail energy operations segment, were $0.28 per diluted share, compared with $0.09 per diluted share for the same period in 2007.

For the nine months ended September 30, 2008, net income was $143 million, or $1.87 per diluted share, compared with net income of $145 million, or $1.87 per diluted share for the same period in 2007.  Earnings for the nine months ended September 30, 2008 and 2007, excluding the impact of derivative hedge gains and lower-of-cost-or-market natural gas inventory valuation adjustments, were $1.87 per diluted share and $1.77 per diluted share, respectively.

“Our core businesses continue to perform well and consistent with our expectations, despite the difficult economic conditions across the country,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “Despite this more challenging economic environment, we remain focused on keeping expenses low and making prudent capital investments.  The market movement from higher gas prices earlier this year to significantly lower prices over the past few months has affected the reported earnings of Sequent and SouthStar, but the underlying fundamentals of those businesses are unchanged.  However, the inventory valuation adjustments for SouthStar have the effect of shifting some earnings into 2009 when the inventory is expected to be sold.”

Q3 2008 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment contributed third-quarter 2008 EBIT (earnings before interest and taxes) of $59 million, compared with $55 million during the same period last year.  Operating margin decreased $2 million, due to lower customer growth and average usage, offset partially by higher pipeline replacement revenues for Atlanta Gas Light.  During the third quarter of 2008, the average number of end-use customers was the same as the prior-year period.

Operating expenses during the quarter were down $5 million, primarily reflecting a $7 million decrease in pension and incentive program expenses, offset by $3 million in higher bad debt expenses, primarily at Elizabethtown Gas and Virginia Natural Gas, due to the effects of higher natural gas prices and the decline in the economy.

Retail Energy Operations

The retail energy operations segment (SouthStar Energy Services) had an EBIT loss of $16 million for the third quarter of 2008, compared to a $1 million loss for the same period in 2007.  Operating margin declined $21 million as compared to the prior-year period.  The decrease in margin was driven primarily by an $18 million lower-of-cost-or-market natural gas inventory valuation adjustment recorded during the quarter to reduce its weighted average cost of natural gas inventory to market value, resulting from the significant decrease in natural gas prices during the quarter.  Operating margin also declined due to a 3 percent decrease in the average number of customers as compared to last year, and slightly lower contributions from the Ohio market.

Operating expenses in the third quarter of 2008 were down $2 million relative to the prior-year period, reflecting lower marketing and outside service expenses.

Minority interest decreased $5 million as a result of lower operating income in the third quarter of 2008 as compared with the same period in 2007.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed EBIT of $86 million for the third quarter of 2008, compared with EBIT of $1 million for the prior-year period.  Operating margin increased $89 million as compared to the prior-year period, primarily due to significantly higher gains on the instruments used to hedge storage and transportation positions compared to the prior period.  The significant decrease in forward NYMEX natural gas prices during the third quarter of 2008 resulted in the recovery of substantially all the hedge losses the wholesale services segment recorded in the first half of 2008.  The increase in operating margin also includes $16 million of additional commercial activity during the quarter.  These increases were offset partially by a $34 million lower-of-cost-or-market natural gas inventory valuation adjustment, due to the significant decline in natural gas prices during the quarter.  Sequent recorded a $1 million lower-of-cost-or-market inventory valuation adjustment during the third quarter of 2007.

As of September 30, 2008, Sequent expects operating revenues from future storage withdrawals of approximately $7 million in fourth quarter 2008 and $5 million in first quarter 2009.  This expectation could change as Sequent adjusts its daily injection and withdrawal plans in response to changes in market conditions and as forward NYMEX prices fluctuate.

Operating expenses increased $4 million during the third quarter as compared to the prior-year period, primarily from higher incentive compensation costs associated with the earnings performance and increased payroll and benefits costs associated with growth and expansion of the business.

Energy Investments

The energy investments segment contributed EBIT of $3 million for the third quarter of 2008, equal to its EBIT contribution during the prior-year period.  Operating margin increased $1 million, as a result of an AGL Networks expansion project.  Operating expenses increased $1 million, also due to the network expansion project.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter of 2008 was $29 million, down $5 million from the same period in 2007.  The decrease reflects lower short-term interest rates, partially offset by higher average debt outstanding.  Income taxes for the third quarter of 2008 increased $31 million as compared to the prior-year period, reflecting higher consolidated earnings.

COMMON SHARES OUTSTANDING

Third-quarter 2008 earnings per share reflect a 1 percent decline in weighted average diluted shares outstanding compared to the prior-year period, primarily as a result of the company's share repurchase program. Earnings per share for the nine months ended September 30, 2008 reflect a 1.7 percent decline in weighted average diluted shares outstanding.

DIVIDEND DECLARED

The Board of Directors of AGL Resources has declared a quarterly dividend of $0.42 per share on the company’s common stock.  The dividend will be paid December 1, 2008 to shareholders of record at the close of business on November 14, 2008.  The dividend payment will mark the 244th consecutive quarterly dividend the company has paid since 1948.

2008 EARNINGS OUTLOOK

AGL Resources expects its fiscal year 2008 earnings results to remain consistent with the previously provided guidance range of $2.75 to $2.85 per diluted share.  However, the company expects reported 2008 earnings to be up to $0.10 lower than this range, as a result of the inventory valuation adjustment recorded during the third quarter in the Retail Energy Operations segment.  This adjustment has the effect of shifting earnings from 2008 into 2009, when the inventory will be withdrawn and sold.

The expectation for 2008 earnings assumes normal winter weather conditions in the fourth quarter, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment, and no material impact to earnings from the effect of lower-of-cost-or-market natural gas inventory valuation adjustments in the Retail Energy Operations and Wholesale Services segments. Any changes in forward natural gas prices would generally have a negative impact on our reported results, but no change in the underlying economic value of the related storage transactions.

Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2008 that are above or below this outlook. The factors that could cause such material changes are described more fully in the "Forward Looking Statements" section of this press release and in the company's SEC filings.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its third-quarter 2008 earnings conference call and webcast on Thursday, October 30, 2008 at 8:30 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 866/825-1692 in the United States or 617/213-8059 outside the United States. The confirmation code is 45859355. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 78383201. A replay of the call also will be available on the investor relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," “believe,” "can," "could," "estimate," "expect," "forecast," "future," “goal,” "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

Company management further evaluates consolidated earnings excluding the impacts of hedge gains and losses in its wholesale services operating segment and lower-of-cost-or-market natural gas inventory valuation adjustments in both its wholesale services and retail energy operations operating segments.  Company management believes this is a useful measurement of our performance because it provides information from an operational and an economic perspective, exclusive of the impacts of hedge gains and losses in its wholesale services operating segment and from lower-of-cost-or-market natural gas inventory valuation adjustments in both its wholesale services and retail energy operations operating segments that are largely driven by changes in NYMEX (New York Mercantile Exchange) natural gas prices and transportation basis spreads both of which are impacted by overall market conditions.

EBIT, operating margin and consolidated earnings excluding the impacts of hedge gains and losses in its wholesale services operating segment and lower-of-cost-or-market natural gas inventory valuation adjustments in both its wholesale services and retail energy operations operating segments should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT, operating margin or consolidated earnings excluding the impacts of hedge gains and losses in its wholesale services operating segment and lower-of-cost-or-market natural gas inventory valuation adjustments in both its wholesale services and retail energy operations operating segments may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

# # # #

Contacts:Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:404-584-4255
Cell:404-217-0284
jholt@aglresources.com

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Nine Months Ended
September 30, 2008 and 2007
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2008	9/30/2007	Fav/ (Unfav)	9/30/2008	9/30/2007	Fav/ (Unfav)

Operating Revenues	$539	$369	$170	$1,995	$1,809	$186
Cost of Gas	261	159	(102)	1,193	987	(206)
Operation and Maintenance Expenses	104	107	3	337	334	(3)
Depreciation and Amortization	38	37	(1)	112	108	(4)
Taxes Other Than Income	10	11	1	33	31	(2)

Total Operating Expenses	413	314	(99)	1,675	1,460	(215)

Operating Income	126	55	71	320	349	(29)
Other Income	2	-	2	6	1	5
Minority Interest	5	-	5	(12)	(24)	12
Interest expense, net	29	34	5	85	92	7

Earnings Before Income Taxes	104	21	83	229	234	(5)
Income Taxes	39	8	(31)	86	89	3

Net Income	$65	$13	$52	$143	$145	$(2)

Earnings Per Common Share
Basic	$0.85	$0.17	$0.68	$1.87	$1.88	$(0.01)
Diluted	$0.85	$0.17	$0.68	$1.87	$1.87	$-
Shares Outstanding
Basic	76.4	77.0	0.6	76.2	77.4	1.2
Diluted	76.6	77.4	0.8	76.5	77.8	1.3

AGL Resources Inc.
EBIT Schedule
For the Three and Nine Months Ended
September 30, 2008 and 2007
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2008	9/30/2007	Fav/ (Unfav)	9/30/2008	9/30/2007	Fav/ (Unfav)

Distribution Operations	$59	$55	$4	$239	$242	$(3)
Retail Energy Operations	(16)	(1)	(15)	35	67	(32)
Wholesale Services	86	1	85	22	16	6
Energy Investments	3	3	-	18	7	11
Corporate	1	(3)	4	-	(6)	6
Consolidated EBIT	133	55	78	314	326	(12)
Interest Expense, net	29	34	5	85	92	7
Income Taxes	39	8	(31)	86	89	3
Net Income	$65	$13	$52	$143	$145	$(2)

Earnings per Common Share
Basic	$0.85	$0.17	$0.68	$1.87	$1.88	$(0.01)
Diluted	$0.85	$0.17	$0.68	$1.87	$1.87	$-

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Nine Months Ended
September 30, 2008 and 2007
(In millions)

	Three Months			Nine Months
	9/30/2008	9/30/2007	Fav/(Unfav)	9/30/2008	9/30/2007	Fav/(Unfav)
Operating Revenues	$539	$369	$170	$1,995	$1,809	$186
Cost of Gas	261	159	(102)	1,193	987	(206)
Operating Margin	$278	$210	$68	$802	$822	$(20)

AGL Resources Inc.
Earnings excluding wholesale services' hedge gains and LOCOM at wholesale services and retail energy operations
For the Three and Nine Months Ended
September 30,2008 and 2007
Unaudited
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2008	9/30/2007	Fav/(Unfav)	9/30/2008	9/30/2007	Fav/(Unfav)
Net Income- as reported	$65	$13	$52	$143	$145	$(2)

Hedge gains, net at wholesale services	(117)	(11)	(106)	(47)	(17)	(30)
Lower-of-cost-or-market (LOCOM) adjustment at wholesale services	34	1	33	34	4	30
LOCOM adjustment at retail energy operations (75% share)	14	-	14	14	-	14

Net impact of hedge gains at wholesale services and LOCOM at wholesale services and retail energy operations

Pre-tax	(69)	(10)	(59)	1	(13)	14
Consolidated effective tax rate	37.5%	37.9%	0.4%	37.5%	37.9%	0.4%
After-tax	(43)	(6)	(37)	-	(8)	8

Net income, excluding wholesale services’ hedge gains, net and LOCOM at wholesale services and retail energy operations	$22	$7	$15	$143	$137	$6

Diluted weighted average shares	76.6	77.4	0.8	76.5	77.8	1.3

Diluted EPS, excluding wholesale services’ hedge gains, net and LOCOM at wholesale services and retail energy operations	$0.28	$0.09	$0.19	$1.87	$1.77	$0.10